Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer
 (949) 234-1999
cpalmer@seychelle.com

Seychelle Reports Q2 Earnings Gapped up 2 ½ Times for Period
Ended August 31, 2015 vs. Prior Year

Anticipated Guidance for Q3 is for Sales to increase to the $2.8 to $3.0 Million Range

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  October 12, 2015 –Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today relating to its most recent fiscal quarter's end and issued forward guidance for Q3.

For Q2 ended August 31, 2015, Revenue was $2,724,829 compared to $767,216 in the prior year, an increase of $1,957,611 (+255%). In addition, Net Income after taxes of $515,077 was an increase of $857,665 (+250%) compared to the prior year's Net Loss after taxes of $342,588. This is more than         2 1/2 times the Net Income vs. prior year.

In addition, the Company reported that sales revenue for the first six months of the fiscal year ended August 31, 2015 was $5,072,012 compared to $1,874,514 in the prior year, up $3,197,498 (+171%). Net Income after income taxes was $987,585 for the same period and was up $1,392,901 (+344%) vs. the prior year Net Loss of $405,316. This is almost 3 ½ times the Net Income vs. prior year.

The increase in Q2 sales to $2.7 million (up $0.4 million over Q1) is primarily due to continued increases in the demand for private label products; targeted sales toward the emergency & disaster preparedness market, the success of which we attribute to increased worldwide awareness of the importance of preparedness due to highly-publicized natural disasters during the year; and the launch of our pH20 product line which increases the alkalinity of tap water to between 8.0 and 9.5 pH.   Our current anticipated guidance for Q3 is for sales to increase to the $2.8 to $3.0 Million range.

Gross margins improved significantly from 46% to 53%.due to implementing pricing structures that require minimum order quantities as well as higher margins on our newer product lines.  We introduced a Minimum Advertised Pricing policy during Q1 that has allowed us to also increase our margins.  The Company expects the gross margin percentages to remain at approximately 50% in the foreseeable future.

Net income (19% of Sales) was up 250% for the three-month period ended August 31, 2015.  This was primarily due to an increase of approximately $866,000 in sales. We remain focused on the primary factors affecting our bottom line and look to continue to improve the Company's profitability in fiscal 2016.
"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.